Exhibit 10.2

Telik, Inc. • 3165 Porter Drive Palo Alto, CA • 94304 – 1213 (650) 845-7700 • www.telik.com

December 17, 2008

Michael M. Wick, M.D., Ph.D.

C/O Telik, Inc.

3165 Porter Drive

Palo Alto, CA 94304

Re:	Employment Agreement

Dear Dr. Wick:

In light of recent changes under the Internal Revenue Code of 1986, as amended, to Section 409A and the Treasury Regulations issued thereunder (collectively “Section 409A”), Telik, Inc. (the “Company”) and you have agreed to amend and restate the terms of your prior offer letter dated August 1, 1999 pursuant to this letter agreement (the “Agreement”). This Agreement supersedes and replaces the letter agreement dated August 1, 1999, which shall have no further force or effect.

1. Duties. As the President and Chief Executive Officer of the Company, you will continue to perform the duties customarily associated with this position and such duties as may be assigned to you by the Board of Directors. You report to the Board of Directors.

2. Compensation and Benefits. As compensation for your services and for your covenants and promises in this Agreement, the Company agrees to provide you with the following:

(a) Base Salary. Your annual base salary is currently $494,000, less standard payroll deductions and withholdings, paid in accordance with the Company’s normal payroll schedule.

(b) Equity Awards. In addition to any equity awards you have previously received, you shall be eligible to receive additional equity awards under the Company’s 2000 Equity Incentive Plan and various equity incentive and bonus programs that may be approved from time to time by the Board of Directors, with any such awards determined in the sole discretion of the Board of Directors.

(c) Benefits. You are eligible to participate in the Company’s standard health, dental and life insurance plans consistent with the terms of such plans. Details about these benefits are provided in the summary plan descriptions available for your review. Of course, the Company reserves the right to modify your compensation and benefits from time to time, as it deems necessary.

2. Company Policies and Proprietary Information Agreement. As an employee of the Company, you are expected to abide by all of the Company’s policies and procedures, and hereby acknowledge that you have read and will comply with the Company’s employee handbook. You acknowledge and agree that at all times prior hereto you have been in compliance with, and you will continue to act in compliance with, the terms of the Proprietary Information and Inventions Agreement that you previously executed.

3. Other Agreements. By continuing your employment with the Company, you represent and warrant that your performance of your duties for the Company will not violate any agreements, obligations or understandings that you may have with any third party or prior employer. You agree not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of your former employers. You also represent that you are not in unauthorized possession of any materials containing a third party’s confidential and proprietary information. Of course, during your continued employment with the Company, you may make use of information generally known and used by persons with training and experience comparable to your own, and information which is common knowledge in the industry or is otherwise legally available in the public domain.

4. Duty of Loyalty. While employed by the Company, you will not engage in any business activity in competition with the Company nor make preparations to do so, and you will not engage in any new outside employment or consulting without written authorization from the Board of Directors.

5. Termination. As an employee of the Company you may terminate your employment at any time and for any reason whatsoever simply by notifying the Company. Similarly, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause. This at-will employment relationship cannot be changed except in writing signed by a duly authorized officer of the Company.

6. Severance Benefits. If your employment is terminated by the Company without cause (other than as a result of your death or disability) and such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), and subject to your delivery to the Company of an executed release and waiver of claims in the form as the Company may require (the “Release”) and permitting such Release to become effective not later than 60 days after your termination date, then you will receive, as severance:

(a) twelve (12) months of your base salary, at the rate in effect on your termination date, less required deductions and withholdings, paid in the form of salary continuation on the Company’s standard payroll dates for the first twelve (12) months immediately following termination; provided, however, that no such payments will be made prior to the 60th day after your termination date, and on the first regular payroll date following the effective date of the Release, the Company will pay you in a lump sum the amount of the salary continuation you would have otherwise received on and prior to such date but for the delay pending the occurrence of the 60th day, with the balance paid thereafter on the original schedule;

(b) if you make a timely and accurate election for continued group health insurance coverage under COBRA, the Company will pay the premiums for up to the first twelve (12) months of such continued group health insurance coverage for you and your eligible dependents (or such lesser period as you remain eligible for COBRA coverage); and

(c) the Company will accelerate the vesting of your then-outstanding and unvested stock options as to the number of shares that would have vested in the ordinary course in the first twelve (12) months following your termination date, with such vesting effective as of your termination date.

Except as expressly set forth in this Section 6, you will not be entitled to any additional compensation, pay in lieu of notice or other termination benefits upon a termination of your employment. This severance provision does not affect the “at-will” nature of your employment.

For purposes of this Agreement, “cause” shall mean misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful breach of the Company’s policies; (iv) intentional damage to the Company’s property; (v) material breach of this Agreement or your Proprietary Information and Inventions Agreement; or (vi) conduct by you which in the good faith and reasonable determination of the Company’s Board of Directors demonstrates gross unfitness to serve. Physical or mental disability shall not constitute “cause”.

7. Section 409A. It is intended that each installment of the severance payments and benefits provided under this Agreement (the “Severance Benefits”) is a separate “payment” for purposes Section 1.409A-2(b)(2)(i) of the Treasury Regulations. For the avoidance of doubt, it is intended that payments of the Severance Benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company determines that the Severance Benefits constitute “deferred compensation” under Section 409A and you are, on your separation from service, a “specified employee” of the Company (as such term is defined in Section 409A(a)(2)(B)(i) of the Code) then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payment of the Severance Benefits shall be delayed so that on the earlier to occur of: (a) the date that is six months and one day after your separation from service and (b) the date of your death (such applicable date, the “Specified Employee Initial Payment Date”), the Company shall (i) pay to you a lump sum amount equal to the sum of the Severance Benefits that you would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this paragraph and (ii) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

8. Return of Materials. At the termination of your relationship with the Company, you will promptly return to the Company, and will not take with you or use, all items of any nature that belong to the Company, and all materials (in any form, format, or medium) containing information relating to the Company’s business.

9. Nonsolicitation. For one (1) year following the termination of your employment, you will not, either directly or through others, through the use of confidential company information, solicit or attempt to solicit: any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity; or the business of any customer, vendor or distributor of the Company which, within one (1) year immediately prior to the termination, thereto, was a customer, vendor or distributor of the Company, if to do so would involve the use of the Company’s proprietary information.

10. Entire Agreement. This Agreement, including any exhibits hereto, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment. If you enter into this Agreement you are doing so voluntarily, and without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein. This Agreement supersedes any other such promises, warranties, representations or agreements, including but not limited to the August 1, 1999 letter agreement. This Agreement may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company.

11. Enforceability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the Agreement, including the invalid or unenforceable provisions, should be enforced insofar as possible to achieve the intent of the parties.

12. Binding Nature. This Agreement will be binding upon and inure to the benefit of the personal representatives and successors of the respective parties hereto.

13. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California.

14. Dispute Resolution/Attorneys’ Fees. Unless otherwise prohibited by law or specified below, all disputes, claims, and causes of action (including but not limited to any claims of statutory discrimination of any type), in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final, binding and confidential arbitration through Judicial Arbitration & Mediation Services/Endispute, Inc. (“JAMS”) under the then existing JAMS arbitration rules. This arbitration shall be held in the San Francisco Bay Area. Nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

We look forward to continuing a productive and enjoyable work relationship.

Very truly yours,

Telik, Inc.

By:	/s/ William P. Kaplan
William P. Kaplan
Vice President and General Counsel

Accepted and Agreed:

/s/ Michael M. Wick, M.D., Ph.D.
Michael M. Wick, M.D., Ph.D.

December 17, 2008

Date